As filed pursuant to Rule 424(b)(5)
with the Securities and Exchange Commission
Registration No. 333-144418

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 9, 2007)

10,000,000 Shares

Fresh Del Monte Produce Inc.

ORDINARY SHARES

par value $0.01 per share

Fresh Del Monte Produce Inc. is offering 4,000,000 ordinary shares and IAT Group Inc., the selling shareholder, is selling 6,000,000 ordinary shares for a combined total of 10,000,000 ordinary shares.

Our ordinary shares are traded on the New York Stock Exchange under the symbol “FDP.” The last reported sale price of our ordinary shares on the New York Stock Exchange was $28.97 per share on November 6, 2007.

Investing in our ordinary shares involves risks that are described in the “ Risk Factors” section beginning on page S-6 of this prospectus supplement.

PRICE $28.97 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Fresh Del Monte	Proceeds to Selling Shareholder
Per share	$28.97	$0.94	$28.03	$28.03
Total	$289,700,000	$9,415,250	$112,113,900	$168,170,850

Fresh Del Monte and the selling shareholder have granted the underwriters the right to purchase up to an additional 1,500,000 ordinary shares to cover over-allotments.

The U.S. Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on November 13, 2007.

MORGAN STANLEY
MERRILL LYNCH & CO.
PIPER JAFFRAY
WACHOVIA SECURITIES

November 6, 2007

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We and the selling shareholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

Neither we nor the selling shareholder are making an offer of the ordinary shares in any state where the offer is not permitted, nor is any action being taken in any jurisdiction outside the United States to permit a public offering of our ordinary shares or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in such jurisdictions are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Except as the context otherwise requires, “Fresh Del Monte,” the “Company,” “we,” “our” or “us” refer to Fresh Del Monte Produce Inc. and its consolidated subsidiaries. References to “$,” “US$,” “U.S. dollars” or “dollars” are to United States dollars.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about us and our ordinary shares. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The volume data included in this prospectus has been obtained from our records. Except for volume data for Fresh Del Monte, the market share, volume and consumption data contained in this prospectus have been compiled by us based upon data and other information obtained from third party sources, primarily from the Food and Agriculture Organization of the United Nations, or the FAO, and from our surveys of customers and other company-compiled data. Volume data contained in this prospectus is shown in millions of 40-pound equivalent boxes, except as otherwise indicated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in a further prospectus supplement or by information contained in documents filed with, or furnished to, the SEC, after the date of this prospectus. In addition to the information contained in the accompanying prospectus, including the documents incorporated by reference therein, this prospectus incorporates by reference our report on Form 8-A dated October 15, 1997, which contains a description of our ordinary shares, as well as our report on Form 6-K for the quarter ended March 30, 2007, filed with the SEC on May 4, 2007, our report on Form 6-K for the quarter ended June 29, 2007, filed with the SEC on July 31, 2007, and our report on Form 6-K for the quarter ended September 28, 2007, filed with the SEC on October 31, 2007. The documents incorporated by reference herein contain important information about us and our financial condition.

You may obtain copies of any of the information incorporated by reference in this prospectus and that has not been delivered herein through us, the SEC or the SEC’s Internet website. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, Attention: Investor Relations, Telephone: (305) 520-8400. You may read and copy any reports, including our annual reports on Form 20-F, statements or other information on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov and may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere in this prospectus. It does not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus carefully, as well as the documents incorporated by reference into this prospectus, including the “Risk Factors” section and our consolidated financial statements and related notes, before investing in our ordinary shares.

Our Company

We are one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages, snacks and desserts in Europe, Africa and the Middle East. We market our products worldwide under the DEL MONTE® brand, a symbol of product quality, freshness and reliability since 1892. Our global sourcing and logistics network allows us to provide regular delivery of consistently high quality fresh produce, juices, beverages, processed fruit and vegetables and value-added services to our customers.

We source and distribute our products on a global basis. Our products are grown primarily in Central and South America, Africa and the Philippines. We also source products from farms and operating facilities in North America and Europe. Our products are sourced from company-controlled farms and independent growers. At year-end 2006, we transported our fresh produce to markets using our fleet of 23 owned and nine chartered refrigerated vessels, and we operate four port facilities in the United States. At year-end 2006, we operated 44 global distribution centers, generally with cold storage and ripening facilities in our key markets worldwide, including the United States, the United Kingdom, Germany, Japan, Korea, Hong Kong and Poland. In addition, we operate a total of 12 fresh-cut facilities in the United States, the United Kingdom and Japan, some of which are located within our distribution centers. We market and distribute our products to retail and convenience stores, food club stores, wholesalers, distributors and foodservice operators in more than 90 countries around the world.

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands in August 1996, and our U.S. executive offices are located at 241 Sevilla Avenue, Coral Gables, Florida 33134. Our telephone number is (305) 520-8400. Our website address is http://www.freshdelmonte.com. The contents included on or linked from our website are not a part of this prospectus.

The Offering

Ordinary shares offered by us	4,000,000 shares

Ordinary shares offered by the selling shareholder	6,000,000 shares

Ordinary shares to be outstanding immediately after this offering	62,334,962 shares

Use of proceeds	We intend to use the net proceeds from this offering receivable by us for the repayment of outstanding indebtedness under our credit facility. We will not receive any proceeds from the sale of shares by the selling shareholder. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement as well as the risk factors included in the documents incorporated by reference herein for a discussion of specific risks you should consider before purchasing our shares.

New York Stock Exchange symbol	FDP

The total number of ordinary shares that will be outstanding after this offering is based on 58,334,962 shares outstanding at October 31, 2007 and excludes:

•	2,804,322 ordinary shares issuable upon the exercise of options outstanding at October 31, 2007 at a weighted average exercise price of $23.56 per share; and

•	500,000 ordinary shares reserved for future issuance under our share option plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to an aggregate of 1,500,000 additional ordinary shares (600,000 ordinary shares from Fresh Del Monte and 900,000 ordinary shares from the selling shareholder) to cover over-allotments.

Summary Consolidated Financial Information

The following tables present our summary consolidated financial information for each of the last three years in the period ended December 29, 2006 and for the nine months ended September 29, 2006 and September 28, 2007, and as of September 28, 2007. Our year end is the last Friday of the calendar year or the first Friday subsequent to the end of the calendar year, whichever is closest to the end of the calendar year. As used herein, references to years ended 2004 through 2006 are to years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

The summary consolidated financial information for the three years ended December 29, 2006 has been derived from our audited consolidated financial statements, incorporated by reference into this prospectus, and has been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The unaudited summary consolidated financial information for the nine months ended September 29, 2006 and September 28, 2007 and as of September 28, 2007 has been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. In the opinion of our management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the indicated periods. Operating results for the nine months ended September 28, 2007 are not necessarily indicative of the results that may be expected for the full year.

On December 30, 2006, the first day of our 2007 year, we adopted Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”). We have applied FSP AUG AIR-1 retroactively to the period ending September 29, 2006 and are evaluating the effect of adjusting each of the years in the period ending December 29, 2006 as a result of adopting FSP AUG AIR-1, but believe that the effect will not be material to our consolidated financial statements.

You should read the information below in conjunction with our audited consolidated financial statements and the notes thereto, our unaudited consolidated financial statements, the information under “Operating and Financial Review and Prospects” and “Financial Information” in our annual report on Form 20-F for the year ended December 29, 2006, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 6-K, which have been incorporated by reference into this prospectus.

	Year ended(1)			Nine months ended
	December 31, 2004	December 30, 2005	December 29, 2006	September 29, 2006(2)	September 28, 2007
	(U.S. dollars in millions, except share data)
Statement of Operations Data:
Net sales	$2,906.0	$3,259.7	$3,214.3	$2,476.7	$2,517.3
Cost of products sold	2,641.3	2,948.2	3,027.8	2,345.8	2,230.8

Gross profit	264.7	311.5	186.5	130.9	286.5
Selling, general and administrative expenses	131.0	190.9	201.6	152.6	131.3
Asset impairment and other charges, net	5.4	3.1	105.3	50.5	2.2

Operating income (loss)	128.3	117.5	(120.4)	(72.2)	153.0
Interest expense, net	8.2	16.1	25.6	17.9	22.0
Other income (expense), net	6.9	(3.1)	0.4	7.7	11.4

Income (loss) before income taxes	127.0	98.3	(145.6)	(82.4)	142.4
(Benefit) provision for income taxes	(12.2)	(8.3)	(0.5)	1.0	(3.0)

Net income (loss)	$139.2	$106.6	$(145.1)	$(83.4)	$145.4

Net income (loss) per ordinary share – Basic	$2.42	$1.84	$(2.51)	$(1.44)	$2.51

Net income (loss) per ordinary share – Diluted	$2.41	$1.84	$(2.51)	$(1.44)	$2.50

Dividends declared per ordinary share	$0.80	$0.80	$0.50	$0.45	$—

Weighted average number of ordinary shares:
Basic	57,487,131	57,926,466	57,819,416	57,859,944	57,821,513
Diluted	57,803,158	58,077,282	57,819,416	57,859,944	58,052,393

(1)	Effective December 30, 2006, the first day of our 2007 year, we adopted FSP AUG AIR-1. The consolidated statements of operations have not been adjusted for any of the years in the period ending December 29, 2006. We are evaluating the effect of adjusting each of these years as a result of adopting FSP AUG AIR-1, but believe that the effect will not be material to our consolidated financial statements.
(2)	We have applied FSP AUG AIR-1 retroactively to the period ending September 29, 2006.

	As of September 28, 2007
	Actual	As adjusted(1)
	(U.S. dollars in millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$46.7	$46.7
Working capital	460.8	460.8
Total assets	2,131.8	2,131.8
Total debt	359.4	247.5
Shareholders’ equity	1,191.1	1,303.0

(1)	As adjusted to give effect to the sale by us of 4,000,000 ordinary shares in this offering and the application of approximately $111.9 million net proceeds from this offering receivable by us (after deducting the underwriting discounts and commissions and estimated offering expenses payable by us) to the repayment of $111.9 million from the aggregate of $329.4 million in principal amount outstanding under our credit facility as of September 28, 2007, which at that date bore interest at a weighted average rate of 6.75%.

RISK FACTORS

Risks Related to Our Ordinary Shares

We are controlled by our principal shareholders who will continue to exercise substantial influence over the conduct of our business after this offering.

IAT Group Inc. and its shareholders, members of the Abu-Ghazaleh family, are our principal shareholders as of October 31, 2007 and beneficially own approximately 48.4% of our outstanding ordinary shares. After giving effect to this offering, these shareholders will continue to own approximately 35.7% of our outstanding ordinary shares. Our chairman and chief executive officer, and two other directors, are members of the Abu-Ghazaleh family. We expect our principal shareholders to continue to exercise substantial influence over the conduct of our business, including the method and timing of the payment of dividends and substantially all other matters requiring shareholder approval. The concentration of our beneficial ownership may have the effect of delaying, deterring or preventing a change in control, may discourage bids for the ordinary shares at a premium over their market price and may otherwise adversely affect the market price of the ordinary shares.

A substantial number of our ordinary shares are available for sale in the public market, and sales of those shares could adversely affect our share price.

Future sales of our ordinary shares by our principal shareholders, or the perception that such sales could occur, could adversely affect the prevailing market price of our ordinary shares. Of the 58,334,962 ordinary shares outstanding as of October 31, 2007, 28,242,688 ordinary shares are owned by the principal shareholders and are “restricted securities.” Of the 62,334,962 ordinary shares outstanding after giving effect to this offering, 22,242,688 ordinary shares will be owned by our principal shareholders and will be “restricted securities.” These “restricted” ordinary shares can be registered upon demand and are eligible for sale in the public market without registration under the Securities Act of 1933, as amended, or the “Securities Act,” subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act.

Our organizational documents contain a variety of anti-takeover provisions that could delay, deter or prevent a change in control.

Various provisions of our organizational documents and Cayman Islands law may delay, deter or prevent a change in control of us that is not approved by our board of directors. These provisions include:

•	a classified board of directors;

•	a prohibition on shareholder action through written consents;

•	a requirement that general meetings of shareholders be called only by a majority of the board of directors or by the Chairman of the Board;

•	advance notice requirements for shareholder proposals and nominations;

•	limitations on the ability of shareholders to amend, alter or repeal our organizational documents; and

•	the authority of the board of directors to issue preferred shares with such terms as the board of directors may determine.

In addition, a change of control would constitute an event of default under our credit facility, which would have a material adverse effect on us. These provisions also could delay, deter or prevent a takeover attempt.

Our shareholders have limited rights under Cayman Islands law.

We are incorporated under the laws of the Cayman Islands, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Companies Law (As Revised) of the Cayman Islands. Principles of law relating to matters such as the validity of corporate procedures, the fiduciary duties of our management, directors and controlling shareholders and the rights of our shareholders differ from those that would apply if we were incorporated in a jurisdiction within the United States. Further, the rights of shareholders under Cayman Islands law are not as clearly established as the rights of shareholders under legislation or judicial precedent applicable in most U.S. jurisdictions. As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. In addition, there is doubt as to whether the courts of the Cayman Islands would enforce, either in an original action or in an action for enforcement of judgments of U.S. courts, liabilities that are predicated upon the U.S. federal securities laws.

FORWARD-LOOKING STATEMENTS

The information contained in or incorporated by reference into this prospectus contains, or may contain, statements that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein, and include statements regarding the intent, belief or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters, including (i) our anticipated needs for, and the availability of, cash, (ii) our liquidity and financing plans, (iii) our ability to successfully integrate acquisitions into our operations, specifically the Del Monte Foods Europe acquisition, (iv) trends affecting our financial condition or results of operations, including anticipated fresh produce sales price levels and anticipated expense levels, in particular higher production, fuel and transportation costs, (v) our plans for expansion of our business (including through acquisitions) and cost savings, (vi) the impact of competition and (vii) the resolution of certain legal and environmental proceedings. All forward-looking statements contained in or incorporated by reference into this prospectus are based on information available to us on the date on which such statements were respectively made, and we assume no obligation to update any such forward-looking statements.

The forward-looking statements are not guarantees of future performance and involve risks and uncertainties. It is important to note that our actual results may differ materially from those in the forward-looking statements as a result of various factors. This prospectus or any document incorporated by reference herein, including, without limitation, the information under “Key Information—Risk Factors” and “Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 29, 2006, as well as the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 6-K for the quarters ended March 30, 2007, June 29, 2007 and September 28, 2007, which identify important factors that could cause our actual results to differ materially from those in the forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $111.9 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of $4.0 million.

We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholder.

We intend to use the net proceeds from this offering receivable by us for the repayment of $111.9 million of indebtedness outstanding under our credit facility. Amounts repaid under our credit facility may be reborrowed for general corporate purposes, which may include acquisitions and capital expenditures destined for developing markets and new production areas. As of September 28, 2007, there was an aggregate of $329.4 million in principal amount outstanding under our credit facility, which at that date bore interest at a weighted average rate of 6.75%. Our credit facility expires on November 10, 2009. For further information on our credit facility, you should read “Financial Information—Consolidated Statements and Other Financial Information—Description of Credit Facility” in our annual report on Form 20-F for the year ended December 29, 2006.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 28, 2007, on:

•	an actual basis; and

•

as adjusted to give effect to the sale by us of 4,000,000 ordinary shares in this offering and the application of approximately $111.9 million estimated net proceeds from this offering receivable by us (after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of $4.0 million) to the repayment of $111.9 million from the aggregate of $329.4 million in principal amount outstanding under our credit facility as of September 28, 2007, which at that date bore interest at a weighted average rate of 6.75%.

You should read the following table in conjunction with the consolidated financial statements and related notes, our unaudited consolidated financial statements, the information under “Operating and Financial Review and Prospects” and “Financial Information” included in our annual report on Form 20-F for the year ended December 29, 2006 and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 6-K, which have been incorporated by reference into this prospectus.

	As of September 28, 2007
	Actual	As Adjusted
	(U.S. dollars in millions)
Cash and cash equivalents	$46.7	$46.7

Current portion of long-term debt and capital lease obligations	$7.7	$7.7

Long-term debt and capital lease obligations	$351.7	$239.8

Shareholders’ equity:
Ordinary shares, $0.01 par value	0.6	0.6
Paid in capital	395.9	507.8
Retained earnings	772.5	772.5
Accumulated other comprehensive income	22.1	22.1

Total shareholders’ equity	1,191.1	1,303.0

Total capitalization	$1,542.8	$1,542.8

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and the as adjusted net tangible book value per ordinary share upon the completion of this offering.

Our net tangible book value at September 28, 2007 was approximately $849.4 million, or $14.57 per share. The net tangible book value per share represents the amount of our net worth, or total tangible assets less total liabilities and minority interest divided by 58,303,962 ordinary shares outstanding as of that date.

After giving retroactive effect of the sale by us of 4,000,000 ordinary shares in this offering and the application of approximately $111.9 million net proceeds from this offering receivable by us (after deducting the underwriting discount and estimated offering expenses payable by us of $4.0 million) to the repayment of a portion of the $329.4 million in aggregate principal amount outstanding under our credit facility as of September 28, 2007, our as adjusted net tangible book value per share at September 28, 2007 would have been approximately $961.3 million, or $15.43 per ordinary share. This amount represents an immediate increase in net tangible book value of $0.86 per share to existing shareholders and an immediate dilution in net tangible book value of $13.54 per share to purchasers of our ordinary shares in this offering. Dilution per share is determined by subtracting the net tangible book value per share, as adjusted for this offering, from the amount of cash paid by a new investor for one of our ordinary shares.

The following table illustrates the per share dilution:

Offering price per share		$28.97
Net tangible book value per share at September 28, 2007	$14.57
Increase in net tangible book value per ordinary share attributable to this offering	0.86

As adjusted net tangible book value per ordinary share after giving effect to this offering		15.43

Dilution per ordinary share to new investors in the offering		$13.54

If the underwriter exercises its option to purchase additional shares in full, the number of additional newly issued shares will be increased to 4,600,000 or approximately 7.3% of the total number of shares of our ordinary shares outstanding after this offering based on ordinary shares outstanding as of September 28, 2007.

The following table summarizes, at September 28, 2007, after giving effect to this offering as described above:

•	the number of ordinary shares purchased from us;

•	the total consideration paid to us, before deducting underwriter discounts and commissions and expenses of approximately $4.0 million; and

•

the average effective cash cost to directors and officers of equity securities acquired by them in transactions with us during the past five years or that they have the right to acquire from us (in the latter case, consisting solely of ordinary shares subject to stock options outstanding as of September 28, 2007), and the per share price to be paid by new investors who purchase ordinary shares in this offering.

	Shares Purchased(1)		Total Consideration		Price per Share(2)
	Number	Percent	Amount	Percent
Directors and officers	2,820,418	41%	$52,317,106	31%	$18.55
Investors in this offering	4,000,000	59	115,880,000	69	$28.97

Total	6,820,418	100%	$168,197,106	100%

(1)	In the case of our directors and officers, the number of shares includes the rights to acquire an aggregate of 1,533,600 of our ordinary shares pursuant to stock options granted in accordance with our stock option plan and outstanding as of September 28, 2007.
(2)	In the case of our directors and officers, the price per share includes the average strike price payable by them under the options referred to in note (1) above.

DIVIDEND POLICY

The holders of the ordinary shares are entitled to receive, when, and if declared out of legally available funds, dividends in cash, shares or other property. We may, in a general meeting, declare dividends but no dividend shall exceed the amount recommended by the directors. The directors may, from time to time, pay to the shareholders such interim dividends as appear to the directors to be justified from our profits. Subject to the rights of any persons entitled to shares with special rights to dividends, dividends declared on the ordinary shares will be paid ratably in proportion to the number of ordinary shares held by the holders of the ordinary shares. Pursuant to our credit facility, there are limitations as to the amount of dividends that may be declared. You should read “Financial Information—Consolidated Statements and Other Financial Information—Description of Credit Facility” under Item 8 in our annual report on Form 20-F for the year ended December 29, 2006, which has been incorporated by reference into this prospectus.

SELLING SHAREHOLDER

The following table sets forth certain information regarding beneficial ownership of the ordinary shares as of October 31, 2007, before and after giving effect to this offering. The information in the table has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The beneficial ownership percentages are based on 58,334,962 ordinary shares outstanding as of October 31, 2007 and 62,334,962 ordinary shares outstanding upon completion of this offering.

	Beneficial Ownership Before Offering		Shares Offered	Beneficial Ownership After Offering
Selling Shareholder				Over-allotment Option
				No Exercise		Full Exercise
	Number	%		Number	%	Number	%
IAT Group Inc.	23,331,924	40.0%	6,000,000	17,331,924	27.8%	16,431,924	26.1%

IAT Group Inc. is our largest shareholder and is owned by members of the Abu-Ghazaleh family. The outstanding voting equity securities of IAT before the offering are beneficially owned as follows:

Beneficial Ownership %
Sumaya Abu-Ghazaleh	16.6%
Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer of Fresh Del Monte	18.9
Oussama Abu-Ghazaleh	19.9
Maher Abu-Ghazaleh, Director of Fresh Del Monte	19.3
Amir Abu-Ghazaleh, Director of Fresh Del Monte	19.5
Fatima Abu-Ghazaleh	1.2
Nariman Abu-Ghazaleh	1.2
Maha Abu-Ghazaleh	1.1
Wafa Abu-Ghazaleh	1.2
Hanan Abu-Ghazaleh	1.1

Individually, no Abu-Ghazaleh family member owns a controlling interest in IAT Group Inc. Nevertheless, because each of the IAT Group Inc. shareholders votes with other family members, the Abu-Ghazaleh family jointly controls IAT Group Inc. As a result, the individual Abu-Ghazaleh family members may be deemed to beneficially own the ordinary shares directly owned by IAT Group Inc. and to share voting and dispositive power with respect to the ordinary shares directly owned by IAT Group Inc. Considering that no one individual Abu-Ghazaleh family member owns a controlling interest in IAT Group Inc., but rather the family members must act in concert to control IAT Group Inc., no individual Abu-Ghazaleh family member has the sole power to vote or to direct the voting of, the sole power to dispose or to direct the disposition of, any ordinary shares directly owned by IAT Group Inc.

The registered office of IAT Group Inc. is c/o Walkers SPV Limited, Walker House, Mary Street, P.O. Box 265, George Town, Grand Cayman, Cayman Islands.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been listed on the New York Stock Exchange under the symbol “FDP” since October 24, 1997, the date of our initial public offering. The following table sets forth the high and low sale prices of our ordinary shares for the periods indicated as reported on the New York Stock Exchange Composite Tape:

	High	Low
2005
First quarter	$33.94	$28.31
Second quarter	31.99	25.80
Third quarter	27.82	25.16
Fourth quarter	28.56	21.90

2006
First quarter	$23.10	$17.52
Second quarter	21.85	16.26
Third quarter	19.18	15.50
Fourth quarter	17.39	14.75

2007
First quarter	$20.05	$14.51
April	19.99	19.10
May	24.87	20.37
June	25.66	23.06
July	25.90	22.52
August	27.75	22.86
September	29.58	25.14
October	37.55	29.77
November (through November 6, 2007)	31.30	28.97

The last reported sale price of our ordinary shares on November 6, 2007 was $28.97 per share.

TAXATION

The following discussion summarizes some of the principal U.S. federal income and Cayman Islands tax considerations that may be relevant to you if you invest in ordinary shares. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding ordinary shares offered by this prospectus, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Cayman Islands

There is at present no direct taxation in the Cayman Islands on income, interest, dividends or gains payable to or by the Company and all such monies will be received free of all such Cayman Islands taxes. Accordingly, U.S. Holders (as defined below) of ordinary shares are not presently subject to Cayman Islands income or withholding taxes with respect to such interest, dividends and gains. We are an exempted company incorporated under Cayman Islands law and have obtained an undertaking as to tax concessions pursuant to Section 6 of the Cayman Islands Tax Concessions Law (Revised). That undertaking provides inter alia that for a period of 20 years from April 22, 1997 that (i) no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and (ii) that no tax to be levied on profits, income, gains or appreciations which is in the nature of estate duty or inheritance tax shall be payable by us on or in respect of the shares, debentures or our other obligations, or by way of withholding in whole or in part in respect of a payment of dividend or other distribution of income or capital.

United States

The following discussion summarizes some of the principal U.S. federal income tax considerations that may be relevant to you if you invest in ordinary shares and are a “U.S. Holder”. You will be a U.S. Holder if you are:

•	an individual who is a citizen or resident of the United States;

•	a U.S. domestic corporation; or

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in ordinary shares.

This summary only addresses U.S. Holders that hold ordinary shares as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold ordinary shares as a position in a “straddle” or conversion transaction, tax exempt organization, person whose “functional currency” is not the dollar, or person that holds 10% or more of our voting shares.

Distributions paid with respect to ordinary shares to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles, or Taxable Dividends, will be taxable to you as ordinary income at the time that you receive such amounts. Taxable Dividends generally will be foreign source income and will not be eligible for the dividends-received deduction available to domestic corporations. To the extent amounts paid as distributions on ordinary shares were to exceed our current and accumulated earnings and profits, those amounts would not be Taxable Dividends but instead would be treated first as a tax-free return of capital reducing your basis in your ordinary shares until such basis is reduced to zero, and then as gain from the sale of your ordinary shares. This reduction in basis would increase any capital gain, or reduce any capital loss, realized by you upon the subsequent sale, redemption or other taxable disposition of your ordinary shares.

Although we currently can provide no assurance as to whether we will make distributions on ordinary shares during 2007 or later years, we expect that in the event we make any such distributions, we will have current or accumulated earnings and profits and that any such distributions will be Taxable Dividends.

Subject to certain exceptions and for so long as ordinary shares continue to be listed on the New York Stock Exchange or otherwise readily tradable on an established securities market in the United States within the meaning of section 1(h)(11)(C)(ii) of the Internal Revenue Code of 1986, as amended, Taxable Dividends received by an individual in respect of ordinary shares before January 1, 2011 will be subject to taxation at a maximum rate of 15 percent. This lower rate applies to a Taxable Dividend only if the ordinary share in respect of which such Taxable Dividend is paid has been held for at least 61 days during the 121 day period beginning 60 days before the ex-dividend date. Periods during which you hedge a position in ordinary shares or related property may not count for purposes of the holding period test. Taxable Dividends also would not be eligible for the lower rate if you elect to take the Taxable Dividends into account as investment income for purposes of limitations on deductions for investment interest. In addition, this lower rate will not apply to a Taxable Dividend if within our taxable year in which such Taxable Dividend is paid, or within our preceding taxable year, we are, or were, a passive foreign investment company, or PFIC. Based on our audited financial statements and relevant market and shareholder data, we believe we were not a PFIC for U.S. federal income tax purposes with respect to our 2006 taxable year. In addition, based on our audited financial statements and current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market data, we do not anticipate becoming a PFIC for our 2007 taxable year, although we can provide no assurances in this regard. You should consult your own tax adviser regarding the availability of the reduced dividend rate in light of your own particular circumstances.

Upon a sale, exchange or other taxable disposition of ordinary shares, you generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property you receive; and (ii) your tax basis in the ordinary shares that are disposed. Such gain or loss will generally be long-term capital gain or loss if you have held the ordinary shares for more than one year. Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2011 generally will be subject to taxation at a maximum rate of 15 percent. The deductibility of net capital losses is subject to limitations. Any gain generally will be treated as U.S. source income.

You may be subject to backup withholding with respect to dividends paid on ordinary shares or the proceeds of a sale, exchange or other disposition of ordinary shares, unless you:

•	are a corporation or come within another exempt category, and, when required, you demonstrate this fact; or

•	provide a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against your federal income tax liability. You should consult your tax adviser regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we and the selling shareholder have agreed to sell to them, severally, the number of shares indicated below:

Underwriter	Number of Shares
Morgan Stanley & Co. Incorporated	6,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,166,667
Piper Jaffray & Co.	1,166,667
Wachovia Capital Markets, LLC	1,166,666

Total	10,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the ordinary shares subject to their acceptance of the shares and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representative.

We and the selling shareholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,500,000 additional ordinary shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ordinary shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,500,000 ordinary shares.

	Per Share	Without Option	With Option
Public offering price	$28.97	$289,700,000	$333,155,000
Underwriting discounts and commissions to be paid by Fresh Del Monte	$0.94	$3,766,100	$4,331,015
Underwriting discounts and commissions to be paid by the selling shareholder	$0.94	$5,649,150	$6,496,523
Proceeds, before expenses, to Fresh Del Monte	$28.03	$112,113,900	$128,930,985
Proceeds, before expenses, to the selling shareholder	$28.03	$168,170,850	$193,396,478

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $232,000.

Our ordinary shares are listed on the New York Stock Exchange under the trading symbol “FDP.”

We, all of our directors and executive officers, as well as the selling shareholder, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•	file any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares,

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

The restrictions described in the previous paragraph do not apply to:

•	the sale of ordinary shares to the underwriters;

•

the issuance by us of ordinary shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or that is described in this prospectus supplement;

•	grants by us of employee stock options or restricted stock in accordance with the terms of a plan in effect on the date of this prospectus supplement;

•	transactions by any person other than us relating to ordinary shares or other securities acquired in open market transactions;

•

transfers by any person other than us of ordinary shares or any security convertible into ordinary shares as a bona fide gift, provided that such donee agrees to be bound by the restrictions described in the previous paragraph;

•

transfers by any person other than us of ordinary shares to any trust, partnership or limited liability company for the direct or indirect benefit of such person or the immediate family of such person, provided that such transferee agrees to be bound by the restrictions described in the previous paragraph;

•

transfers by any individual of ordinary shares to any beneficiary pursuant to a will or other testamentary document or applicable laws of descent, provided that such descendent agrees to be bound by the restrictions described in the previous paragraph;

•	transfers to us of ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•	the sale of not more than an aggregate of 36,000 ordinary shares by certain of our executives;

•

distributions by any person other than us of ordinary shares or any security convertible into ordinary shares to the limited partners or stockholders of such person, provided that such distributee agrees to be bound by the restrictions described in the previous paragraph;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that no ordinary shares are transferred pursuant to the plan during the restricted period described above; or

•

transfers by any person other than us of ordinary shares to any wholly owned subsidiary of such person, provided that such subsidiary agrees to be bound by the restrictions described in the previous paragraph.

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. An affiliate of Wachovia Capital Markets, LLC is also acting as a lender under our credit facility, and in connection therewith, will receive a portion of the proceeds from this offering that are being used to repay borrowings outstanding under our credit facility. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions described in this prospectus supplement. The address of the representative of the underwriters, Morgan Stanley & Co. Incorporated, is 1585 Broadway, New York, New York 10036.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of ordinary shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of ordinary shares to the public in that Member State:

(a)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any ordinary shares in, from or otherwise involving the United Kingdom.

United Arab Emirates

This prospectus does not, and is not intended to, constitute an offer of ordinary shares in the United Arab Emirates and accordingly should not be construed as such. No sale of ordinary shares has been or will be made in the United Arab Emirates and accordingly should not be construed as such. This prospectus is being issued to a limited number of institutional investors (a) upon their request and confirmation that they understand that we and the ordinary shares have not been approved or licensed by or registered with the United Arab Emirates Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates; and (b) on the condition that it will not be provided to any person other than the original recipient, is not for general circulation in the United Arab Emirates and may not be reproduced or used for any other purpose. Nothing in this prospectus is intended to constitute legal, tax, accounting or other professional advice. This prospectus is for your information only and nothing in this document is intended to endorse or recommend a particular course of action.

Qatar

This prospectus is being delivered for informational purposes only with respect to a limited number of institutional and private investors in Qatar, and is not an offer of the ordinary shares to the general public in Qatar. This prospectus has not been filed with, approved or reviewed by or registered with Qatari government authorities, whether under Law No. 25 (2002) concerning Investment Funds, Central Bank Resolution No. 15 (1997) as amended concerning supervision rules and instructions for Investment Companies, or any other relevant Qatar governmental body or securities exchange, nor any foreign governmental body or securities exchange. All applications for investment should be received, and any allotments made, from outside Qatar.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus supplement will be passed upon for the selling shareholder and for us by Walkers, our Cayman Islands counsel. Certain other legal matters in connection with the Offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, our U.S. counsel, and for the underwriters by Mayer Brown LLP. Cleary Gottlieb Steen & Hamilton LLP and Mayer Brown LLP may rely, without independent investigation, upon Walkers with respect to all matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements of Fresh Del Monte included in Fresh Del Monte’s annual report on Form 20-F for the year ended December 29, 2006 (including the schedule appearing therein), and Fresh Del Monte’s management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2006, incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Fresh Del Monte Produce Inc.

Debt Securities

Ordinary Shares

We may from time to time offer to sell debt securities or ordinary shares, separately or together. Each time securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities offered. You should read this prospectus and the applicable prospectus supplements carefully before you invest.

Investing in our securities involves risks. You should carefully consider the risk factors included in our reports filed with the Securities and Exchange Commission and in the applicable prospectus supplements.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “FDP.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 9, 2007

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may offer the securities described in this prospectus from time to time in one or more offerings. The types of securities that we may offer and sell from time to time pursuant to this prospectus are debt securities and our ordinary shares.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents to or through which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotations systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

References in this prospectus to the “Company,” “we,” “us” or “our” refer to Fresh Del Monte Produce Inc. and its subsidiaries, unless the context otherwise requires.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus, including the information under the heading “Key Information—Risk Factors” in our annual report on Form 20-F for the year ended December 29, 2006.

ii

THE COMPANY

We are one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages, snacks and desserts in Europe, Africa and the Middle East. We market our products worldwide under the DEL MONTE® brand, a symbol of product quality, freshness and reliability since 1892. Our global sourcing and logistics network allows us to provide regular delivery of consistently high quality fresh produce, juices, beverages, processed fruit and vegetables and value-added services to our customers.

We source and distribute our products on a global basis. Our products are grown primarily in Central and South America, Africa and the Philippines. Our products are sourced from company-controlled farms and independent growers. We also source products from farms and operating facilities in North America and Europe. At year-end 2006, we transported our fresh produce to markets using our fleet of 23 owned and nine chartered refrigerated vessels, and we operate four port facilities in the United States. We operated 44 global distribution centers, and we market and distribute our products to retail and convenience stores, food clubs, wholesalers, distributors and foodservice operators in more than 90 countries around the world.

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands in August 1996, and our U.S. executive offices are located at 241 Sevilla Avenue, Coral Gables, Florida 33134. Our telephone number is (305) 520-8400.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the quarter ended March 30, 2007 and each of the five years in the period ended December 29, 2006 is set forth below. For the purpose of computing these ratios, “earnings” consists of income before provision for income taxes and cumulative effect of a change in accounting principle, plus distributed income of equity investees, plus fixed charges (excluding capitalized interest) less minority interest. “Fixed charges” consists of interest expense (which includes amortization of debt issue costs) capitalized interest and one-third of rental expense which we believe to be a reasonable estimate of an interest factor in our leases.

		Year ended(1)
	Quarter ended March 30, 2007	December 29, 2006	December 30, 2005	December 31, 2004	December 26, 2003	December 27, 2002
Ratio of Earnings to Fixed Charges	5.2	—(2)	4.2	6.5	15.1	10.1

(1)	On December 30, 2006, the first day of our 2007 year, we adopted Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”). The consolidated balance sheets and consolidated statements of operations will be adjusted for each of the years in the period ending December 29, 2006 to be presented in our annual report for our 2007 year. We are evaluating the effect of adjusting these prior years as a result of adopting FSP AUG AIR-1, but believe that the effect will not be material to our consolidated financial statements.

(2)	The ratio of earnings to fixed charges was less than 1:1 for the year ended December 29, 2006. To achieve a ratio of earnings to fixed charges of 1:1, we would have had to have generated an additional $148.5 million of earnings in that year.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for general corporate purposes, including to repay outstanding indebtedness if so specified in the accompanying prospectus supplement. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities that may be offered pursuant to this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following summary description of our share capital and certain significant provisions of our amended and restated memorandum and articles of association, which we refer to as our charter, and any reference to Cayman Islands law is not complete and is subject to, and qualified in its entirety by reference to, the charter, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Ordinary Shares

Our charter authorizes us to issue an aggregate of 200,000,000 ordinary shares with a par value of $0.01 per share. Of those 200,000,000 authorized ordinary shares, we had 57,809,834 shares issued and outstanding as of June 29, 2007. We may not call for any further capital from any holder of ordinary shares purchased in an offering. Under Cayman Islands law, non-residents of the Cayman Islands may freely hold, vote and transfer ordinary shares, subject to the provisions of the Companies Law (As Revised) and our charter. No Cayman Islands laws or regulations restrict the export or import of capital, or affect the payment of dividends to non-resident holders of ordinary shares.

Some provisions of our charter may have the effect of delaying, deterring or preventing a change in control not approved by our board of directors.

Dividends

The holders of the ordinary shares are entitled to receive, when, and if declared out of legally available funds, dividends in cash, shares or other property. We may in a general meeting declare dividends but no dividend shall exceed the amount recommended by the directors. The directors may from time to time pay to the shareholders such interim dividends as appear to the directors to be justified from our profits. Subject to the rights of any persons entitled to shares with special rights to dividends, dividends declared on the ordinary shares will be paid ratably in proportion to the number of ordinary shares held by the holders of the ordinary shares.

Liquidation

In the case of our voluntary or involuntary liquidation, dissolution or winding-up, after payment of our creditors, our remaining assets and funds available for distribution will be divided among our shareholders and any distribution to the holders of ordinary shares will be paid ratably to the holders of the ordinary shares, subject to the rights of any preference shareholders.

Voting

Except as provided by statute or our charter, holders of the ordinary shares have the sole right and power to vote on all matters on which a vote of our shareholders is to be taken. At every meeting of the shareholders, each holder of the ordinary shares present in person or by proxy is entitled to cast one vote for each ordinary share standing in his or her name as of the record date for the vote.

Directors

The holders of the ordinary shares are entitled, at any general meeting called for such purpose, by a majority vote of those present and entitled to vote thereon, voting as a single class, to elect and remove directors to and from our board of directors.

Preferred Shares

Our charter authorizes the issue of 50,000,000 preferred shares with a par value of $0.01 per share. Our board of directors may, from time to time, direct the allotment and disposal of preferred shares and may, at the time of issue, determine the rights, privileges and preferences of such shares. Satisfaction of any dividend preferences of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on ordinary shares. Holders of preferred shares may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of ordinary shares. Holders of preferred shares may also be granted special voting rights. In some circumstances, the issue of preferred shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. There are currently no preferred shares outstanding.

Selected Provisions of our Charter

Our charter provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the board of directors until the second annual shareholders’ meeting following the date the acquiror obtains the controlling share interest. The classified board provision may have the effect of discouraging a potential acquiror from making an unsolicited tender offer or otherwise attempting to obtain control of us and to increase the likelihood that incumbent directors will retain their positions.

Our charter provides that shareholder action can be taken only at a general meeting of shareholders and cannot be taken by written consent in lieu of a meeting. Our charter provides that, except as otherwise required by law, general meetings of the shareholders may only be called pursuant to a resolution adopted by a majority of the board of directors or by the chairman of the board. Shareholders will not be permitted to call a general meeting or to require the board of directors to call a general meeting.

Our charter establishes an advance notice procedure for shareholder proposals to be brought before a general meeting of our shareholders, including proposed nominations of persons for election to the board of directors.

Shareholders at a general meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting (i) by or at the direction of the board of directors, or (ii) by a shareholder who was a shareholder of record on the record date for the meeting and who has given the directors timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Our charter does not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a general meeting. Our charter, however, may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed. Our charter may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Under Cayman Islands law, the affirmative vote of holders of at least two-thirds of the total votes eligible and actually cast at our general meeting is required to amend, alter, change or repeal provisions of our charter. This requirement of a special resolution to approve amendments to our charter could enable a minority of our shareholders to exercise veto power over any amendment to our charter.

Limitations on Liability and Indemnification of Officers and Directors

Our charter limits the liability of directors and provides that we will indemnify our directors and officers, in each case, as permitted by Cayman Islands law.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concession allowed or re-allowed or paid to dealers.

We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, any agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of ordinary shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of ordinary shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

Each series of debt securities will be a new issue of securities with no established trading market. Underwriters and agents may from time to time purchase and sell the debt securities described in the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for any debt securities we may offer or liquidity in the secondary market if one develops. From time to time, underwriters and dealers may make a market in the debt securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities, the underwriters may bid for, and purchase, the securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

EXPENSES OF THE ISSUE

The following table sets forth approximate amounts of the fees and expenses payable by us in connection with the distribution of the securities registered. In addition to these fees and expenses, we will pay SEC registration fees on the securities we offer at rates prevailing at the time of offering.

Amount to be paid
Accounting fees and expenses	$100,000
Legal fees and expenses	200,000
Printing and engraving expenses	30,000
Miscellaneous	70,000

Total	$400,000

VALIDITY OF SECURITIES

Walkers, our Cayman Islands counsel, will pass upon the validity of the ordinary shares for us. Cleary Gottlieb Steen & Hamilton LLP, our New York counsel, will pass upon the validity of our debt securities and may rely, without independent investigation, upon Walkers with respect to matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements of Fresh Del Monte Produce Inc. included in Fresh Del Monte Produce Inc.’s annual report on Form 20-F for the year ended December 29, 2006 (including the schedule appearing therein), and Fresh Del Monte Produce Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2006 incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any reports, statements or other information on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov and may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Our annual report on Form 20-F for the year ended December 29, 2006;

•	Our report on Form 6-K filed on March 29, 2007; and

•	Our report on Form 6-K filed on May 4, 2007.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the securities. These documents include our annual reports on Form 20-F and reports on Form 6-K that are identified in those forms as being incorporated into this prospectus and that are filed after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

As noted elsewhere in this prospectus, on December 30, 2006, the first day of our 2007 year, we adopted FSP AUG AIR-1. The consolidated balance sheets and consolidated statements of operations will be adjusted for each of the years in the period ending December 29, 2006 to be presented in our annual report for our 2007 year. We are evaluating the effect of adjusting these prior years as a result of adopting FSP AUG AIR-1, but believe that the effect will not be material to our consolidated financial statements.

You may obtain copies of any of these filings through the Company as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Fresh Del Monte Produce Inc.

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

Attention: Investor Relations

Telephone: (305) 520-8400

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Some of our directors and officers live outside the United States. Many of our assets and assets of our officers and directors are located outside the United States. As a result, it may not be possible for you to sue us or our officers or our directors within the United States or to enforce judgments based on the civil liability provisions of the U.S. federal securities laws obtained in U.S. courts against us or our officers or directors. The enforceability of liabilities against us or our officers or directors based solely upon the civil liability provisions of the U.S. federal securities laws in original actions in Cayman Islands courts is uncertain. Judgments of U.S. courts obtained against us or our officers or directors based upon the civil liability provisions of the U.S. federal securities laws may not be enforceable in Cayman Islands courts. There is no treaty between the U.S. and the Cayman Islands which provides for any enforceability. Additionally, some causes of action available under the U.S. federal securities laws may not be allowed in Cayman Islands courts if they are contrary to public policy in the Cayman Islands.